Exhibit 10.9

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978/630-1800 Telefax 978/630-1487

August 2, 2018

POC 18-0068

Mr. Donald A. Major

Dear Don:

I am pleased to offer you the employee position of Chief Financial Officer with Precision Optics Corporation. Acceptance of this offer will constitute termination of the Consulting Agreement POC #16-0150 entered into between you and the Company on June 15, 2016.

If you accept our offer, your effective start date as an employee of the Company will be Wednesday, August 1, 2018. Your initial base salary as an exempt employee will be $--175,000 per year, less applicable deductions, payable in accordance with the regular payroll practices of the Company. Your position will report to the President/CEO of the Company. You will also be granted a stock option to acquire one hundred thousand (100,000) shares of the Company’s common stock, subject to the terms of the Company’s incentive stock option plan and final approval by the Company’s Board of Directors.

During your employment, you will be eligible to participate in all benefit plans made available by the Company from time to time to employees generally, subject to plan terms and generally applicable Company policies.

Precision Optics Corporation currently provides the following benefits to full-time employees:

You will accrue 160 hours of vacation during your first year of employment earned at a rate of 13.33 hours per month. You will also accrue 160 hours of vacation per year thereafter.

We currently offer 12 paid holidays per year, two medical insurance package options provided by Harvard Pilgrim, life insurance at one times your annualized rate of pay, short and long term disability, and dental insurance. The Company currently pays 80% of the premium for health insurance and the employee pays the remaining 20%. Employees pay co-pays and the Company pays the balance of deductibles for medical services received by the employee. These percentage splits of costs may fluctuate as insurance costs, which are wholly unpredictable, fluctuate. In addition, upon fulfillment of plan eligibility requirements, you will be given the opportunity to participate in the Precision Optics Corporation 401(k) savings and profit sharing plan.

The Company is committed to providing a drug-free workplace and has established a drug-free workplace policy. All employees are required to strictly abide by this policy as a condition of employment.

You will be expected to devote a minimum of 75% of your full business time and efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures, as in effect from time to time. You will continue to fulfill the duties of the CFO position by working remotely and by working on-site at the Company at least one week per fiscal quarter, plus additionally as and when required by the position.

Recipient U. S. Government Small Business of the Year Award

Website: www.poci.com *** E-mail: info@poci.com

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978/630-1800 Telefax 978/630-1487

As a condition of your employment, you will remain obligated to the terms and conditions of the Company's standard "Employee Proprietary Information Agreement" which you agree to or already have executed.

Please note that this offer letter and your response are not meant to constitute a contract of employment for a specific term. This means that, if you accept this offer, you will retain the right to terminate your employment at any time and that the Company will retain a similar right. We do ask, however, that you give six (6) weeks' written notice if you decide to resign. The Company will give you comparable notice, plus an additional eight (8) weeks of pay at your then current annual salary rate payable on the effective date of an involuntary termination of the CFO position for a reason other than “Cause”, or payable on the effective date of a “Change in Control” of the Company.

The offer of employment described in this letter shall terminate at the end of the day on Friday, August 3, 2018. By signing below to accept this offer of employment, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that is not set forth expressly in this letter.

Don, formalities aside, we look forward to the transition of your CFO role to an employee position at POC.

Very truly yours,

/s/ Joseph N. Forkey

Joseph N. Forkey

Chief Executive Officer

Acceptance

I, Don Major, hereby accept the offer of employment as herein stated.

/s/Donald A. Major

Signature

August 2, 2018

Date

Recipient U. S. Government Small Business of the Year Award

Website: www.poci.com *** E-mail: info@poci.com